Exhibit 99.2

Vertis Communications 250 West Pratt Street Suite 1800 Baltimore, MD 21201	www.vertisinc.com

July 21, 2007

ACG Holdings, Inc.
100 Winners Circle
Brentwood, TN  37027

Re:  Project Victory

Dear Sirs:

This letter of intent is intended to summarize the principal terms of a proposed merger involving Vertis, Inc. or an affiliate thereof (collectively, “Vertis”), and ACG Holdings, Inc. (“ACG”), pursuant to a transaction on the terms described below (the “Proposed Transaction”).  This letter of intent is intended to reflect our preliminary understanding only and is not intended to be a binding agreement among the parties, except as expressly provided otherwise herein.

1.             Transaction Structure.  The Proposed Transaction will be structured as mutually agreed. For purposes of this letter of intent, the parties assume the combination will result in one or more combined companies under common control of a Vertis holding company and the common equity referred to herein is the common equity of the same Vertis holding company in which the T.H. Lee funds directly hold their interests.  Former ACG equityholders will have rights with respect to liquidity and other customary shareholder matters at least as favorable to them as, and will be subject to restrictions no more onerous on them than, those applicable to all other minority Vertis shareholders generally.  Metalmark Capital will have the right to have one representative appointed to serve as a member of the Vertis board of directors, subject to customary termination events.

2.             Merger Consideration.  Upon completion of the Proposed Transaction, ACG’s shareholders (including option holders or other derivative ownership interests) shall hold on a pro forma basis 10% of the fully diluted common equity and 8% of the mezzanine debt of the Vertis holding company.

3.             Due Diligence.  Vertis and ACG shall each afford to the officers, independent certified public accountants, legal counsel and other representatives of the other reasonable access to its officers, legal counsel, auditors, properties, books and records in order for such party to complete such due diligence investigation as it reasonably desires in connection with the Proposed Transaction; provided that neither party shall contact any of the other’s employees (other than representatives designated by such party) or customers without such party’s prior written consent.  The parties will complete all their material due diligence prior to the execution of the Definitive Agreement.  Vertis has delivered to ACG a list summarizing its additional requests for due diligence, but the parties acknowledge that such list is not exhaustive.

4.             Definitive Agreement.  As promptly as possible following execution of this letter of intent, the parties will work toward the negotiation, preparation and execution of a mutually satisfactory definitive merger agreement for the Proposed Transaction not later than August 13, 2007 (the

“Definitive Agreement”). Subject to completion of Vertis’s due diligence review, the parties intend that the Definitive Agreement will be a “public company” style merger agreement governed by Delaware law and is expected to provide for no representations, warranties or covenants from the shareholders of ACG or Vertis, no survival of representations or warranties and no post-closing indemnities.

5.             Conditions to Closing.  The consummation of the Proposed Transaction under the Definitive Agreement will be subject to mutually acceptable closing conditions, including, without limitation, the following:  (a) representations and warranties continuing to be true except as would constitute a material adverse effect; material compliance with covenants; (b) no law enacted that prohibits closing; (c) receipt by Vertis of all necessary waivers, consents and approvals under Vertis’ credit facility and other related debt documents; (d) receipt by Vertis of all other necessary (and scheduled) third party waivers, approvals or consents to the Proposed Transaction on terms reasonably satisfactory to Vertis; (e) repayment or refinancing in full or amendment of ACG’s revolving credit facility, term loan facility and A/R facility; (f) consummation of an exchange offer for each of the series of Vertis’s and ACG’s notes on the terms the parties have discussed (or such other mutually satisfactory arrangement providing for the redemption, repayment or refinancing of such notes); (g) receipt by Vertis of adequate financing for the Proposed Transaction, including, without limitation, any required debt exchanges, redemptions, refinancings or repayments; (h) any approval required under the HSR Act; and (i) receipt of required stockholder approvals.  There will be no closing condition requiring completion of due diligence.

6.             Expenses.  In the event the Proposed Transaction is not consummated, each of the parties shall bear its own fees and expenses (including any legal, accounting, investment banking and other fees) in connection therewith.  In the event the Proposed Transaction is consummated, all such expenses shall be borne by the combined companies.

7.             Exclusivity.  Until the earlier of (a) the signing of the Definitive Agreement or (b) August 13, 2007 (the “Exclusivity Period”), each party agrees that neither it nor any of its officers, employees, directors, agents or other representatives shall, directly or indirectly, solicit, initiate, encourage or facilitate any discussion, negotiation or submission of, or provide any information in connection with, or engage in any negotiation or discussion concerning, a proposal or offer relating to an acquisition of such party, a substantial portion of such party’s assets or any portion of such party’s capital stock, or other business combination, with any person or entity other than the other party.

Further, during the Exclusivity Period, ACG agrees that neither it nor any of its officers, employees, directors, agents or other representatives shall, directly or indirectly, solicit, initiate, encourage or facilitate any discussion, negotiation or submission of, or provide any information in connection with, or engage in any negotiation or discussion concerning, a proposal or offer relating to the restructuring or refinancing of ACG’s debt securities or with its senior lenders, other than as contemplated by this paragraph and other than (a) providing mutually agreed information in response to unsolicited inquiries from ACG’s noteholders or senior lenders in support of the Proposed Transaction, (b) providing information required by contracts with or for the benefit of such noteholders or senior lenders in existence on the date hereof or (c) providing information required by law; provided that if ACG determines that it is required to provide such information pursuant to clauses (b) or (c), ACG agrees to consult with Vertis as soon as it reaches such a conclusion to make such disclosure as reasonably necessary in its judgment (except to the extent inconsistent with the requirements of law).  Vertis and its representatives shall act as lead negotiators with both

Vertis’s and ACG’s noteholders in connection with the Proposed Transaction.  Vertis will consult with ACG prior to making any formal presentation to ACG noteholders and will provide ACG’s advisors with an opportunity to be present at any formal meetings or conference calls with ACG’s noteholders.  To the extent requested by Vertis, ACG will cooperate with Vertis and its representatives in communicating with and marketing the transaction to all noteholders. Vertis agrees to reasonably communicate and inform ACG regarding Vertis’ communications and marketing efforts.  Vertis will provide ACG with reasonable updates on the status of its discussions with all the noteholders at such times as ACG shall request.

ACG does not expect to grant any extensions of the Exclusivity Period hereunder.

8.             Publicity.  Except as required by law, neither party will, and will not permit any of its respective affiliates, directors, officers, representatives or agents to, publicly disclose the existence of this letter of intent or make known publicly any facts related to the Proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld.  To the extent either party determines that it is required by law to make a disclosure, it agrees to consult with the other party as soon as it reaches such a conclusion to make such disclosure only as reasonably  necessary in its judgment.

9.             Confidentiality.  The parties agree that the confidentiality agreement dated February 12, 2007 (“Confidentiality Agreement”) shall remain in full force and effect with respect to the Proposed Transaction, with the exception that paragraph 6 of the Confidentiality Agreement is deleted and replaced with paragraph 8 herein.

10.           Termination.  The Proposed Transaction and this letter of intent may be terminated by either party (a) upon mutual agreement or (b) if the Definitive Agreement is not signed by all parties thereto on or before August 13, 2007.

11.           No Binding Effect.  Except for paragraphs 6 (Expenses), 7 (Exclusivity), 8 (Publicity), 9 (Confidentiality) and 10 (Termination), which shall each survive any termination of this letter of intent, this letter of intent is not intended to be a binding contract, but is intended as a statement of the mutual intent and understanding of the parties to seek to proceed with a transaction on the terms generally as outlined in this letter of intent.  The parties further agree and acknowledge that major material terms remain to be negotiated. The parties agree that this letter of intent (and the Definitive Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware.

If you are in agreement with the foregoing, kindly execute the enclosed copy of this letter of intent where indicated below and return the executed copy to me.

Very truly yours,

VERTIS, INC.

By:	/s/ Mike T. DuBose
Name:	Mike T. DuBose
Title:	Chairman and CEO

Agreed to and accepted this 21st day of July, 2007

ACG HOLDINGS, INC.

By:	/s/ Stephen M. Dyott
Name:	Stephen M. Dyott
Title:	Chairman, CEO and President